Exhibit 99.1

Moody’s Corporation Elects Zig Serafin to Board of Directors

New York, June 17, 2021 – Moody’s Corporation (NYSE:MCO) announced today that Zig Serafin has been elected to the Company’s Board of Directors, effective July 14, 2021.

Mr. Serafin will join the Board’s Audit, Governance & Nominating and Compensation & Human Resources committees. With the election of Mr. Serafin, Moody’s Board will consist of ten directors.

“Zig’s extensive experience in growing and managing a dynamic software company, as well as his application of innovative technologies to address customer needs, contributes to the valuable perspective he will bring to Moody’s,” said Raymond McDaniel, Chairman of Moody’s Corporation. “We look forward to working with Zig and welcome him to Moody’s board.”

“Moody’s is a world leader in using data to help organizations make the right decisions, a commitment that I share,” said Mr. Serafin. “I am proud to join distinguished colleagues on the Moody’s board, and I look forward to strengthening the experiences of the company’s stockholders, employees, and customers all over the world.”

Mr. Serafin has served as CEO of Qualtrics International, the leading experience management software provider, since 2020, earlier serving as President and Chief Operating Officer. Prior to Qualtrics, Mr. Serafin spent 17 years at Microsoft where he held a variety of senior roles, including Corporate Vice President. He led Microsoft’s enterprise collaboration services business as well as the global teams responsible for the design and development of Microsoft’s artificial intelligence platform.

Mr. Serafin holds a B.S. from Brigham Young University.

ABOUT MOODY’S CORPORATION

Moody’s (NYSE:MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Our data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,500 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

SHIVANI KAK

Investor Relations

+1 212-553-0298

Shivani.kak@moodys.com

OR

JOE MIELENHAUSEN

Corporate Communications

+1 212 553-1641

joe.mielenhausen@moodys.com

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